EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:         Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
RECORD THIRD QUARTER

GREENVILLE, S.C. (January 25, 2012) - World Acceptance Corporation (NASDAQ: WRLD) today reported record financial results for its third fiscal quarter and nine months ended December 31, 2011.

Net income for the third quarter rose 8.4% to $19.6 million compared to $18.1 million for the same quarter of the prior year.  Net income per diluted share increased 16.1% to $1.30 in the third quarter of fiscal 2012 compared to $1.12 in the prior year’s third quarter.  This was the Company’s 44th consecutive year-over-year quarterly increase of net income and diluted earnings per share, excluding the September 2007 quarter which was restated by approximately $700,000 with the adoption of FASB ASC Topic 470-20.  The Company’s record results highlight the strong demand for its loan product, its ongoing focus on expense control, its close management of credit risks and the contribution from new offices.

Total revenues increased to $135.9 million in the third quarter of fiscal 2012, a 7.9% increase over the $126.0 million reported in the third quarter last year.  The primary driver for the growth in revenue was a 10.6% increase in average net loans and the associated growth in interest and fees.  Gross loans outstanding increased 10.4% to $1.1 billion at December 31, 2011, up from $965.4 million at December 31, 2010. Interest and fees rose 7.0% to $117.1 million in the third quarter of fiscal 2012 compared to $109.5 million in the third quarter of fiscal 2011.

Sandy McLean, CEO, stated, “The Company’s growth in earnings per share has also benefitted from our ongoing share repurchase program during the current fiscal year.  We continue to use our excellent cash flow and strong financial position to fund our growth while repurchasing shares.”  Over the past nine months, the Company has repurchased 1,167,245 shares of World Acceptance’s stock, representing a 6.1% decrease in diluted weighted average shares outstanding compared with the third quarter of last fiscal year.

“Our charge-off rate was consistent with the prior year as expected,” continued Mr. McLean.  “Our net charge-offs as a percentage of average net loans remained near historical levels at 15.9% on an annualized basis during the quarter compared to 16.3% in the third quarter of the prior year.”  The Company’s past due loans, as measured by those that are 61+ days delinquent on a contractual basis, increased from 4.0% in the third quarter of last year to 4.3% in the third quarter of this fiscal year.

The provision for loan losses rose 13.0% to $36.1 million in the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011.  “We remain focused on monitoring our loan portfolio in light of the difficult economy and we believe that our allowance for loan losses is adequate based on the current outlook,” noted Mr. McLean.

“We opened 53 new offices and purchased one office in the first nine months of fiscal 2012,” continued Mr. McLean.  “Our earnings growth continues to benefit from the increase in new offices and the leverage we are achieving in our general and administrative expenses as reflected by the improved ratio of G&A expenses to total revenues.  We believe our success highlights our strategic goal of managing costs while expanding our base of offices in both domestic and international markets.”

The Company’s general and administrative expenses rose to $66.2 million in the third quarter of fiscal 2012 compared with $61.4 million in the third quarter of the prior fiscal year primarily due to the increase in new office openings during fiscal 2012. As a percent of total revenues, general and administrative expenses remained flat at 48.7% during both fiscal quarters.    During the first nine-months of the fiscal year, the Company opened 53 new offices, purchased one office and one nonperforming office was closed, resulting in a total of 1,120 offices at December 31, 2011.

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WRLD Reports Record Third Quarter

January 25, 2012

The Company’s net income during the current quarter benefited from a tax benefit related to the reduction of its effective rate for state income taxes.

Other key return ratios for the third quarter included a 13.4% return on average assets and a return on average equity of 22.8% (both on a trailing 12 month basis).

Nine-Month Results

For the first nine-months of the fiscal year, net income rose 10.6% to $63.1 million compared to $57.0 million for the nine-months ended December 31, 2010.  Fully diluted net income per share rose 15.9% to $4.08 in fiscal 2012 compared to $3.52 for the first nine-months of fiscal 2011. Diluted weighted average shares outstanding were down 4.6% to 15.5 million for the first nine months of fiscal 2012 compared with the same period in fiscal 2011, benefiting from the Company’s stock repurchase program.

The Company’s net income during the nine-months ended December 31, 2010, benefited from an income tax settlement with the state of South Carolina for tax years March 31, 1997, through March 31, 2006, which resulted in the Company recognizing a tax benefit of approximately $900,000 (or $0.06 per diluted share), which was recognized during the second quarter of fiscal 2011.

Total revenues for the first nine-months of fiscal 2012 rose 10.4% to $391.2 million compared to $354.5 million during the corresponding period of the previous year.  Annualized net charge-offs as a percent of average net loans decreased from 14.6% during the prior year nine-month period to 14.4% for the first nine-months of fiscal 2012.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,120 offices in 12 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Third Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-888-556-4997, passcode 9324677.  A simulcast of the conference call is also available on the Internet at http://ww.videonewswire.com/event.asp?id=84417 .  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).  Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Record Third Quarter

January 25, 2012

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Interest & fees	$117,113	$109,462	$340,694	$309,250
Insurance & other	18,833	16,577	50,547	45,253
Total revenues	135,946	126,039	391,241	354,503
Expenses:
Provision for loan losses	36,109	31,962	89,005	78,935
General and administrative expenses
Personnel	42,098	38,936	127,475	116,021
Occupancy & equipment	8,343	7,834	25,282	22,916
Advertising	5,854	5,273	11,336	10,342
Intangible amortization	415	480	1,282	1,497
Other	9,524	8,870	26,836	24,006
	66,234	61,393	192,211	174,782
Interest expense	3,338	3,803	10,669	11,253
Total expenses	105,681	97,158	291,885	264,970
Income before taxes	30,265	28,881	99,356	89,533
Income taxes	10,683	10,817	36,288	32,520
Net income	$19,582	$18,064	$63,068	$57,013
Diluted earnings per share	$1.30	$1.12	$4.08	$3.52
Diluted weighted average shares outstanding	15,120	16,103	15,454	16,203

Consolidated Balance Sheets
(unaudited and in thousands)

	December 31,	March 31,	December 31,
	2011	2011	2010
ASSETS
Cash	$14,266	$8,031	$12,864
Gross loans receivable	1,066,078	875,046	965,434
Less: Unearned interest & fees	(287,849)	(228,974)	(257,825)
Allowance for loan losses	(61,119)	(48,355)	(53,256)
Loans receivable, net	717,110	597,717	654,353
Property and equipment, net	22,820	23,366	23,366
Deferred income taxes	20,632	14,480	16,037
Goodwill	5,634	5,634	5,634
Intangibles	5,725	6,365	6,781
Other assets	10,367	10,804	10,013
	$796,554	$666,397	$729,048

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	328,915	187,430	282,841
Income tax payable	5,443	13,098	8,129
Accounts payable and accrued expenses	22,685	23,294	23,436
Total liabilities	357,043	223,822	314,406
Shareholders' equity	439,511	442,575	414,642
	$796,554	$666,397	$729,048

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WRLD Reports Record Third Quarter

January 25, 2012

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Expenses as a percent of total revenues:
Provision for loan losses	26.6%	25.4%	22.7%	22.3%
General and administrative expenses	48.7%	48.7%	49.1%	49.3%
Interest expense	2.5%	3.0%	2.7%	3.2%

Average gross loans receivable	$1,003,584	$903,622	$956,723	$850,961

Average loans receivable	$733,613	$663,183	$700,266	$625,999

Loan volume	$816,093	$761,432	$2,222,189	$2,031,461

Net charge-offs as percent of average loans	15.9%	16.3%	14.4%	14.6%

Return on average assets (trailing 12 months)	13.4%	13.4%	13.4%	13.4%

Return on average equity (trailing 12 months)	22.8%	22.7%	22.8%	22.7%

Offices opened (closed) during the period, net	12	20	53	64

Offices open at end of period	1,120	1,054	1,120	1,054

END